Exhibit 10.22

[Letterhead of Mullen Automotive Inc.]

September 7, 2022

Jonathan New
Miami, Florida

Dear Jon:

Mullen Automotive, Inc. is excited to extend this offer of employment as the Company's Chief Financial Officer. Please review this summary of terms and conditions for your anticipated employment with us. If you accept this offer, your start date will be September 19, 2022, or another mutually agreed upon date, and you would report to David Michery, Chief Executive Officer.

As agreed, you will be resigning from your board of directors' responsibilities, effective on your start date. You will be entitled to pro-rata board compensation, in the amount of $15,848, for the portion of the 2022 third quarter served.

Please find attached the terms and conditions of your employment, should you accept this offer letter the company will memorialize in a legally binding form if this letter is not sufficient. In the meantime, please feel free to contact me if you have any questions.

We are all looking forward to having you on our team.

Best regards,

/s/ David Michery

David Michery

Mullen Automotive, Inc.

Jon, you are sometimes referred to herein as “You”, “Employee” or “Applicant”.

I.Position

Job Title/Duties

Your title will be Chief Financial Officer and you will report to David Michery, CEO.

Your role, duties and responsibilities will be commensurate with those typically performed, required and, expected from a Chief Financial Officer of a Nasdaq publicly traded Company.

Employment Relationship

Employment with the Company is for no specific period. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed a duly authorized officer of the Company (other than you.)

II.Cash Compensation

Salary

The Company will pay you a wage at the rate of $425,000/year payable bi-weekly. Other than equity and promotional opportunities, you are eligible to receive increases based on review by the CEO and approval by the Company's Compensation Committee. This wage will be payable pursuant to the Company's employee compensation policies. Your total compensation will be reviewed by the CEO at the end of each annual anniversary of your employment.

Tax Withholding

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Ill.Employee benefits

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits. The Company offers a comprehensive employee benefits program, including:

a.Paid Time Off (“PTO), Sick Days and Paid Holidays

Mullen Automotive, Inc. will provide up to 21 days of accrued PTO per year. Any unused PTO accrued at the end of each one year anniversary of your employment (“Anniversary Period”) will be added to your salary in the month following each Anniversary Period.

Additionally, you will be eligible to receive 3 sick days and 8 federal holidays.

b.Private health, dental and vision plan

As all Company employees, you will be eligible for the private health, dental, vision and life insurance plan we provide at 100% coverage on premiums for employees; 30% for dependents. Anything beyond that will be the employee's responsibility. Specific terms and conditions may change upon vendor's decision. Benefits will start on the first of the month, following 30 days of employment with Mullen Automotive. If the Company terminates your employment, we will reimburse you for up to 6 months for the cost to maintain your medical and dental insurance coverage pursuant to that federal law commonly referred to as COBRA.

C.Stock compensation and stock awards

Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be issued 300,000 shares of the Common Stock of the Company registered on Form S-8 (“the Share Compensation”) payable quarterly. A prorated tranche of 84,066 of the Share Compensation will be vested and due on January 1, 2023 and thereafter quarterly tranches of 75,000 shares shall be vested and due at the end of March, June, September and December of each calendar year. All stock compensation and stock awards shall only be due and payable by the Company if you are employed as a full-time employee of the Company on the date that the tranche in question becomes vested and due.

In addition to your stock compensation above, you are eligible for additional stock from awards made at the discretion of the CEO and approved by the Compensation Committee.

D.Relocation Allowance

The Company will contribute up to $25,000 for your relocation from Florida to California and will pay to the extent reasonably possible, pay the said allowance directly to the moving company on your behalf. Additionally, commencing September 19, 2022, the Company will reimburse you up to $3,000- per month for your temporary accommodation costs. This reimbursement entitlement shall terminate on the first to occur of: (i) the date you find more permanent' accommodation; or (ii) February 1, 2023.

IV.Privacy and Confidentiality Agreements Privacy Agreement

You are required to observe and uphold all the Company's privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

Conflict of Interest Policy

While you are employed at this Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Proprietary Information and Inventions Agreement

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.

V.No Other Employment

You agree to devote your full business time, attention, and best efforts to the business of the Company during the employment relationship. The Company's normal business hour are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, however, you will be required to work additional hours depending on the nature of your work assignment. You must communicate in writing any prior existing other employments. Furthermore, you prohibited from taking on any engagements, contracting positions, Board of Directors roles in a competing company. Additionally, any existing, prior, or pending patents must be disclosed to Company at day of hire.

VI.Governing Law

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and any Exhibits supersede and replace all prior agreements or understandings, oral or written, between the Company and you, except by a writing signed by the CEO.

VII.Dispute Resolution Mediation

All employees of the Company agree to mediate any dispute with the Company with a mediator from the American Arbitration Association (A.A.A,) or similar organization trained and experienced in employment disputes. If mediation is not successful both the Company and Employee agree to submit their dispute to arbitration, The arbitrator will be chosen from a panel presented by the A.A.A.

Arbitration

Subject to the Arbitration requirement, herein, you and the Company agree that the federal or state courts located within Orange County, California shall have exclusive jurisdiction and venue over any disputed arising out of or relating to this Offer. Any controversy or claim between you and the Company arising out of or relating to this Offer, or a breach of this Offer, which cannot be resolved by mutual agreement, shall be settled by binding arbitration conducted by a single arbitrator in accordance with the A.A.A. rules, and any judgement upon the award rendered by the arbitrator may be entered in any Court having jurisdiction. Any such arbitration shall be filed and held in Orange County, California.

Both the Company and Employee acknowledge that by agreeing to arbitrate, each gives up their right to litigate their employment dispute in court or to submit it to a jury. The decision of the arbitrator is final and binding. However, either party may seek to have a court of competent jurisdiction enforce an arbitration award.

VIII.Termination Conditions

The Company reserves the right to terminate employment of any employee for just cause at any time without notice and except as stated below, without payment in lieu of notice, (At-Will). The Company will be entitled to terminate your employment for any reason other than for just cause, upon providing to you such minimum notice as required by law.

In the event that Company terminates your employment for any reason other than due to your negligence, failure to deliver services or perform at the level for which you were hired or for any other just cause reason, you will be entitled to a one-time payment of $200,000 which will be paid in the Company's usual payroll cycle.

IX.Interpretation, Amendment and Enforcement

This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by a duly authorized officer of the Company.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement by September 7, 2022 Upon your acceptance of this employment offer, Mullen Automotive, Inc. will provide you with the necessary paperwork and instructions.

Best Regards,

David Michery, CEO Mullen Automative, Inc. /s/ David Michery (Signature) Date:	Applicant: Jonathan New /s/ Jonathan New (Signature) Date: